Exhibit 21.1

Subsidiaries of Connors Bros. Holdings, L.P.

Exact Name of Subsidiary as Specified in its Organizational Document	State or Other Jurisdiction of Incorporation or Organization	Direct Parent Company
6162410 Canada Limited	Canada	Connors Bros. Clover Leaf Seafoods Company
BB Acquisition (PR), L.P.	Delaware	Bumble Bee Foods, LLC
Bumble Bee Capital Corp.	Delaware	Bumble Bee Foods, LLC
Bumble Bee Foods, LLC	Delaware	Bumble Bee Holdings, Inc.
Bumble Bee Holdings, Inc.	Georgia	Stinson Seafood (2001), Inc
Bumble Bee International (PR), Inc.	Cayman Islands	Bumble Bee Foods, LLC
Clover Leaf Dutch Holdings, LLC	Delaware	Connors Bros. Holdings, L.P.
Clover Leaf Holdings Company	Nova Scotia, Canada	Clover Leaf Seafood B.V.
Clover Leaf Seafood 2 B.V.	The Netherlands	Clover Leaf Seafood Coöperatief U.A.
Clover Leaf Seafood B.V.	The Netherlands	Clover Leaf Seafood Coöperatief U.A.
Clover Leaf Seafood Coöperatief U.A.	The Netherlands	Connors Bros. Holdings, L.P.
Connors Bros. Clover Leaf Seafoods Company	Nova Scotia, Canada	Clover Leaf Holdings Company
K.C.R. Fisheries Ltd.	New Brunswick, Canada	Connors Bros. Clover Leaf Seafoods Company
Stinson Seafood (2001), Inc.	Delaware	Connors Bros. Holdings, L.P.